Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports Strong Second Quarter Fiscal 2021 Results
ATLANTA, April 29, 2021 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and six months ended March 31, 2021.
“We had an extraordinary second quarter, driven by strong operational execution and continued strength in the housing market,” said Allan P. Merrill, the company’s Chairman and Chief Executive Officer. “We generated significant growth in sales pace, average sales price, gross margin and adjusted EBITDA, leading to a doubling in our quarterly net income versus last year. At the same time, we improved our balance sheet efficiency by increasing our share of lots controlled by options while continuing to reduce leverage.”
Commenting on fiscal 2021 full-year expectations, Mr. Merrill said, “With evidence of continued strength in new home demand and the enhanced visibility provided by a backlog that is up more than 50% in dollar value compared to last year, we now expect fiscal 2021 earnings per share to be above $3.00.”
Looking beyond fiscal 2021, Mr. Merrill concluded, “Our balanced growth strategy and commitment to expanding our already robust ESG program, has positioned us to generate further improvements in profitability and returns for shareholders in the years ahead, while creating durable and growing value for our customers, employees and partners as well.”
Beazer Homes Fiscal Second Quarter 2021 Highlights and Comparison to Fiscal Second Quarter 2020
•Net income from continuing operations of $24.6 million, compared to net income from continuing operations of $10.6 million in fiscal second quarter 2020
•Adjusted EBITDA of $64.2 million, up 46.2%
•Homebuilding revenue of $547.4 million, up 12.2% on a 3.2% increase in average selling price to $394.4 thousand and an 8.7% increase in home closings to 1,388
•Homebuilding gross margin was 17.8%, up 170 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 22.2%, up 140 basis points
•SG&A as a percentage of total revenue was 11.0%, down 100 basis points year-over-year
•Net new orders of 1,854, up 11.6% on a 42.3% increase in orders/community/month to 4.7 and a 21.6% decrease in average community count to 131
•Dollar value of backlog of $1,386.4 million, up 54.9%
•Unrestricted cash at quarter end was $355.5 million; total liquidity was $605.5 million
The following provides additional details on the Company's performance during the fiscal second quarter 2021:
Profitability. Net income from continuing operations was $24.6 million, generating diluted earnings per share of $0.81. Second quarter adjusted EBITDA of $64.2 million was up $20.3 million year-over-year. The increase in profitability was primarily driven by higher revenue, homebuilding gross margin and improved SG&A leverage.
Orders. Net new orders for the second quarter increased to 1,854, up 11.6% from the prior year, achieving the highest second quarter and the highest first half of the year level in more than a decade. The increase in net new orders was driven by a 42.3% increase in the absorption rate to 4.7 sales per community per month, up from 3.3 in the previous year, partially offset by a 21.6% decrease in average community count to 131. The cancellation rate for the quarter was 10.0%, an improvement of 580 basis points year-over-year.

Backlog. The dollar value of homes in backlog as of March 31, 2021 increased 54.9% to $1,386.4 million, representing 3,303 homes, compared to $895.0 million, representing 2,231 homes, at the same time last year. The average selling price of homes in backlog was $419.7 thousand, up 4.6% year-over-year.
Homebuilding Revenue. Second quarter homebuilding revenue was $547.4 million, up 12.2% year-over-year. The increase in homebuilding revenue was driven by an 8.7% increase in home closings to 1,388 homes and a 3.2% increase in the average selling price to $394.4 thousand.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 22.2% for the second quarter, up 140 basis points year-over-year, driven primarily by lower sales incentives and pricing increases. Gross margin was up across each of our geographic segments.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 11.0% for the quarter, down 100 basis points year-over-year as a result of the Company's continued focus on overhead cost management while driving revenue growth.
Liquidity. At the close of the second quarter, the Company had approximately $605.5 million of available liquidity, including $355.5 million of unrestricted cash and a fully undrawn revolving credit facility capacity of $250.0 million.
Debt Repurchases. The Company repurchased $9.7 million of its outstanding 5.875% unsecured Senior Notes due October 2027 at an average price of $104.792 per $100 principal amount.
Commitment to Net Zero Energy Ready
In April 2021, we received the 2021 ENERGY STAR® Partner of the Year—Sustained Excellence Award from the U.S. Environmental Protection Agency and the U.S. Department of Energy for the sixth consecutive year. The Sustained Excellence Award represents the highest honor bestowed under the ENERGY STAR® program and underscores our commitment to improve energy efficiency. As described in our most recent proxy statement, in December 2020 we became the first national builder to publicly commit to ensuring every home we build is Net Zero Energy Ready by the end of 2025. We calculate the energy performance of our homes using the industry standard Home Energy Rating System (HERS), which measures energy efficiency on an easy to understand scale: the lower the number, the more energy efficient the home. Net Zero Energy Ready means that every home we build will have a gross HERS index score (before any benefit of renewable energy production) of 45 or less, and homeowners will be able to achieve net zero energy by attaching a properly sized renewable energy system. Reaching our Net Zero Energy Ready target represents a significant improvement in energy efficiency and will lead to a reduction in greenhouse gas emissions.

Summary results for the three and six months ended March 31, 2021 are as follows:

	Three Months Ended March 31,
	2021	2020	Change*
New home orders, net of cancellations	1,854	1,661	11.6%
Orders per community per month	4.7	3.3	42.3%
Average active community count	131	167	(21.6)%
Actual community count at quarter-end	132	166	(20.5)%
Cancellation rates	10.0%	15.8%	-580 bps

Total home closings	1,388	1,277	8.7%
Average selling price (ASP) from closings (in thousands)	$394.4	$382.1	3.2%
Homebuilding revenue (in millions)	$547.4	$488.0	12.2%
Homebuilding gross margin	17.8%	16.1%	170 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	17.8%	16.1%	170 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	22.2%	20.8%	140 bps

Income from continuing operations before income taxes (in millions)	$32.3	$14.8	$17.6
Expense from income taxes (in millions)	$7.7	$4.2	$3.5
Income from continuing operations (in millions)	$24.6	$10.6	$14.0
Basic income per share from continuing operations	$0.82	$0.36	$0.46
Diluted income per share from continuing operations	$0.81	$0.35	$0.46

Income from continuing operations before income taxes (in millions)	$32.3	$14.8	$17.6
Loss on debt extinguishment (in millions)	$(0.6)	$—	$(0.6)
Income from continuing operations excluding loss on debt extinguishment before income taxes (in millions)(a)	$32.9	$14.8	$18.1
Income from continuing operations excluding loss on debt extinguishment after income taxes (in millions)(b)	$25.0	$10.6	$14.4

Net income	$24.5	$10.6	$13.9

Land and land development spending (in millions)	$97.3	$123.0	$(25.7)

Adjusted EBITDA (in millions)	$64.2	$43.9	$20.3
LTM Adjusted EBITDA (in millions)	$238.9	$194.0	$44.9
* Change and totals are calculated using unrounded numbers.
(a) Management believes that this measure assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating the differences in companies' respective level of loss on debt extinguishment. This measure should not be considered an alternative to income from continuing operations before income taxes determined in accordance with GAAP as an indicator of operating performance.
(b) For the three months ended March 31, 2021, the loss on debt extinguishment was tax-effected at the effective tax rate of 24.2%. For the three months ended March 31, 2020, there was no loss on debt extinguishment.
"LTM" indicates amounts for the trailing 12 months.

	Six Months Ended March 31,
	2021	2020	Change*
New home orders, net of cancellations	3,296	2,912	13.2%
LTM orders per community per month	3.8	2.9	31.0%
Cancellation rates	11.0%	15.4%	-440 bps

Total home closings	2,502	2,389	4.7%
ASP from closings (in thousands)	$388.3	$379.0	2.5%
Homebuilding revenue (in millions)	$971.6	$905.4	7.3%
Homebuilding gross margin	17.7%	15.7%	200 bps
Homebuilding gross margin, excluding I&A	17.8%	15.7%	210 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	22.2%	20.3%	190 bps

Income from continuing operations before income taxes (in millions)	$48.5	$17.4	$31.1
Expense from income taxes (in millions)	$11.8	$4.0	$7.9
Income from continuing operations (in millions)	$36.7	$13.4	$23.3
Basic income per share from continuing operations	$1.23	$0.45	$0.78
Diluted income per share from continuing operations	$1.22	$0.45	$0.77

Income from continuing operations before income taxes (in millions)	$48.5	$17.4	$31.1
Loss on debt extinguishment (in millions)	$(0.6)	$—	$(0.6)
Inventory impairments and abandonments (in millions)	$(0.5)	$—	$(0.5)
Income from continuing operations excluding loss on debt extinguishment, and inventory impairments and abandonments before income taxes (in millions)(a)	$49.6	$17.4	$32.2
Income from continuing operations excluding loss on debt extinguishment, and inventory impairments and abandonments after income taxes (in millions)(b)	$37.4	$13.4	$24.0

Net income	$36.5	$13.4	$23.2

Land and land development spending (in millions)	$206.9	$269.0	$(62.1)

Adjusted EBITDA (in millions)	$107.8	$73.3	$34.5
* Change and totals are calculated using unrounded numbers.
(a) Management believes that this measure assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating the differences in companies' respective level of loss on debt extinguishment and level of impairments. This measure should not be considered an alternative to income from continuing operations before income taxes determined in accordance with GAAP as an indicator of operating performance.
(b) For the six months ended March 31, 2021, loss on debt extinguishment, and inventory impairments and abandonments were tax-effected at the effective tax rate of 24.2%. For the six months ended March 31, 2020, there were no loss on debt extinguishment, and inventory impairments and abandonments.
“LTM” indicates amounts for the trailing 12 months.

	As of March 31,
	2021	2020	Change
Backlog units	3,303	2,231	48.1%
Dollar value of backlog (in millions)	$1,386.4	$895.0	54.9%
ASP in backlog (in thousands)	$419.7	$401.2	4.6%
Land and lots controlled	18,230	19,654	(7.2)%

Conference Call
The Company will hold a conference call on April 29, 2021 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the pass code “8571348". A replay of the conference call will be available, until 10:00 PM ET on May 6, 2021 at 800-839-8789 (for international callers, dial 203-369-3037) with pass code “3740.”

About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, which will save you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (ii) economic changes nationally or in local markets, changes in consumer confidence, wage levels, declines in employment levels, inflation and governmental actions that are out of our control and affect the affordability of and demand for, the homes we sell; (iii) the potential negative impact of the COVID-19 pandemic, which, in addition to exacerbating each of the risks listed above and below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials, including lumber, or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option contract abandonments; (iv) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (v) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (vi) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (vii) our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility) or adverse credit market conditions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (viii) market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital); (ix) terrorist acts, protests and civil unrest, political uncertainty, natural disasters, acts of war or other factors over which the Company has little or no control; (x) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (xi) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes or an increased number of foreclosures; (xii) increased competition or delays in reacting to changing consumer preferences in home design; (xiii) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiv) the potential recoverability of our deferred tax assets; (xv) increases in corporate tax rates; (xvi) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xvii) the results of litigation or government proceedings and fulfillment of any related obligations; (xviii) the impact of construction defect and home warranty claims; (xix) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xx) the impact of information technology failures, cybersecurity issues or data security breaches; or (xxi) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
in thousands (except per share data)	2021	2020	2021	2020
Total revenue	$549,889	$489,413	$978,428	$907,217
Home construction and land sales expenses	451,963	410,568	804,744	765,235
Inventory impairments and abandonments	—	—	465	—
Gross profit	97,926	78,845	173,219	141,982
Commissions	20,884	18,744	37,391	34,809
General and administrative expenses	39,741	40,050	77,717	79,749
Depreciation and amortization	3,683	3,627	6,805	7,054
Operating income	33,618	16,424	51,306	20,370
Equity in income of unconsolidated entities	186	147	111	134
Loss on extinguishment of debt	(563)	—	(563)	—
Other expense, net	(894)	(1,786)	(2,346)	(3,126)
Income from continuing operations before income taxes	32,347	14,785	48,508	17,378
Expense from income taxes	7,704	4,170	11,829	3,959
Income from continuing operations	24,643	10,615	36,679	13,419
Loss from discontinued operations, net of tax	(115)	(1)	(154)	(59)
Net income	$24,528	$10,614	$36,525	$13,360
Weighted average number of shares:
Basic	29,953	29,868	29,862	29,808
Diluted	30,215	29,975	30,150	30,078

Basic income (loss) per share:
Continuing operations	$0.82	$0.36	$1.23	$0.45
Discontinued operations	—	—	(0.01)	—
Total	$0.82	$0.36	$1.22	$0.45
Diluted income (loss) per share:
Continuing operations	$0.81	$0.35	$1.22	$0.45
Discontinued operations	—	—	(0.01)	—
Total	$0.81	$0.35	$1.21	$0.45

	Three Months Ended		Six Months Ended
	March 31,		March 31,
Capitalized Interest in Inventory	2021	2020	2021	2020
Capitalized interest in inventory, beginning of period	$119,148	$137,010	$119,659	$136,565
Interest incurred	19,345	22,271	39,247	43,827
Interest expense not qualified for capitalization and included as other expense	(969)	(1,928)	(2,569)	(3,370)
Capitalized interest amortized to home construction and land sales expenses	(24,110)	(22,660)	(42,923)	(42,329)
Capitalized interest in inventory, end of period	$113,414	$134,693	$113,414	$134,693

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	March 31, 2021	September 30, 2020
ASSETS
Cash and cash equivalents	$355,533	$327,693
Restricted cash	18,162	14,835
Accounts receivable (net of allowance of $298 and $358, respectively)	17,158	19,817
Income tax receivable	9,203	9,252
Owned inventory	1,383,616	1,350,738
Investments in unconsolidated entities	4,114	4,003
Deferred tax assets, net	213,624	225,143
Property and equipment, net	21,989	22,280
Operating lease right-of-use assets	12,719	13,103
Goodwill	11,376	11,376
Other assets	8,077	9,240
Total assets	$2,055,571	$2,007,480
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$150,632	$132,192
Operating lease liabilities	14,603	15,333
Other liabilities	133,568	135,983
Total debt (net of debt issuance costs of $9,980 and $10,891, respectively)	1,123,001	1,130,801
Total liabilities	1,421,804	1,414,309
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,289,296 issued and outstanding and 31,012,326 issued and outstanding, respectively)	31	31
Paid-in capital	860,537	856,466
Accumulated deficit	(226,801)	(263,326)
Total stockholders’ equity	633,767	593,171
Total liabilities and stockholders’ equity	$2,055,571	$2,007,480

Inventory Breakdown
Homes under construction	$653,137	$525,021
Development projects in progress	517,037	589,763
Land held for future development	23,068	28,531
Land held for sale	8,851	12,622
Capitalized interest	113,414	119,659
Model homes	68,109	75,142
Total owned inventory	$1,383,616	$1,350,738

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
SELECTED OPERATING DATA	2021	2020	2021	2020
Closings:
West region	757	735	1,399	1,429
East region	321	235	544	427
Southeast region	310	307	559	533
Total closings	1,388	1,277	2,502	2,389

New orders, net of cancellations:
West region	1,116	953	1,898	1,690
East region	357	351	677	584
Southeast region	381	357	721	638
Total new orders, net	1,854	1,661	3,296	2,912

	As of March 31,
Backlog units at end of period:	2021	2020
West region	1,864	1,243
East region	757	498
Southeast region	682	490
Total backlog units	3,303	2,231
Dollar value of backlog at end of period (in millions)	$1,386.4	$895.0

in thousands	Three Months Ended March 31,		Six Months Ended March 31,
SUPPLEMENTAL FINANCIAL DATA	2021	2020	2021	2020
Homebuilding revenue:
West region	$277,843	$267,231	$510,783	$521,629
East region	151,993	110,011	249,957	187,656
Southeast region	117,581	110,744	210,906	196,100
Total homebuilding revenue	$547,417	$487,986	$971,646	$905,385

Revenue:
Homebuilding	$547,417	$487,986	$971,646	$905,385
Land sales and other	2,472	1,427	6,782	1,832
Total revenue	$549,889	$489,413	$978,428	$907,217

Gross profit:
Homebuilding	$97,456	$78,744	$172,293	$141,852
Land sales and other	470	101	926	130
Total gross profit	$97,926	$78,845	$173,219	$141,982

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Three Months Ended March 31,				Six Months Ended March 31,
in thousands	2021		2020		2021		2020
Homebuilding gross profit/margin	$97,456	17.8%	$78,744	16.1%	$172,293	17.7%	$141,852	15.7%
Inventory impairments and abandonments (I&A)	—		—		465		—
Homebuilding gross profit/margin before I&A	97,456	17.8%	78,744	16.1%	172,758	17.8%	141,852	15.7%
Interest amortized to cost of sales	24,110		22,660		42,670		42,329
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$121,566	22.2%	$101,404	20.8%	$215,428	22.2%	$184,181	20.3%

Reconciliation of Adjusted EBITDA to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position, and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended March 31,		Six Months Ended March 31,		LTM Ended
in thousands	2021	2020	2021	2020	2021	2020
Net income	$24,528	$10,614	$36,525	$13,360	$75,391	$27,391
Expense from income taxes	7,672	4,170	11,786	3,942	25,508	8,789
Interest amortized to home construction and land sales expenses and capitalized interest impaired	24,110	22,660	42,923	42,329	96,256	101,496
Interest expense not qualified for capitalization	969	1,928	2,569	3,370	7,667	5,640
EBIT	57,279	39,372	93,803	63,001	204,822	143,316
Depreciation and amortization	3,683	3,627	6,805	7,054	15,391	16,143
EBITDA	60,962	42,999	100,608	70,055	220,213	159,459
Stock-based compensation expense	2,549	899	6,060	3,210	12,886	9,442
Loss on extinguishment of debt	563	—	563	—	563	25,136
Inventory impairments and abandonments (b)	—	—	465	—	2,576	—
Restructuring and severance expenses	—	—	(10)	—	1,307	—
Litigation settlement in discontinued operations	120	—	$120	$—	1,380	—
Adjusted EBITDA	$64,194	$43,898	$107,806	$73,265	$238,925	$194,037
(a) “LTM” indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.”